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                                                                      EXHIBIT 12


                             GTE SOUTH INCORPORATED
              Statement of the Ratio of Earnings to Fixed Charges
                                  (Unaudited)


(Dollars in Millions)

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

                                                                             Nine Months Ended
                                                                             September 30, 1998
                                                                             ------------------
Net earnings available for fixed charges:
  Income before extraordinary charge                                         $            206.6
  Add - Income taxes                                                                      131.0
      - Fixed charges                                                                      55.8
                                                                             ------------------
Adjusted earnings                                                            $            393.4
                                                                             ------------------
Fixed charges:
  Interest expense                                                           $             50.6
  Portion of rent expense
      representing interest                                                                 5.2
                                                                             ------------------
Adjusted fixed charges                                                       $             55.8
                                                                             ------------------
RATIO OF EARNINGS TO FIXED CHARGES                                                         7.05
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